United States securities and exchange commission logo





                      September 19, 2023

       Mar  a Catalina Escobar Hoyos
       Acting Chief Financial Officer
       Ecopetrol S.A.
       Carrera 13 No. 36-24
       Bogot  , Colombia

                                                        Re: Ecopetrol S.A.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-34175

       Dear Mar  a Catalina Escobar Hoyos:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation